Exhibit 4.1

ARTICLES OF ARRANGEMENT OF THE REGISTRANT

 Industry Canada     Industrie Canada

Certificate of Arrangement	Certificat d’arrangement

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Suncor Energy Inc.	241769-3

Suncor Énergie Inc.

Petro-Canada	267612-5

Name of CBCA corporation(s) involved -	Corporation number – Numéro de la société
Dénomination(s) de la (des) société(s)
L C S A concernée(s)

I hereby certify that the arrangement set out in the attached articles of arrangement, involving the above-referenced corporation(s), has been effected under section 192 of the Canada Business Corporations Act.

Je certifie que l’arrangement mentionné dans les clauses d’arrangement annexées, concernant la (les) société(s) susmentionnée(s), a pris effet en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions

August 1, 2009 / le l août 2009
Richard G Shaw	Date of Arrangement - Date de l’arrangement
Director - Directeur

Industry Canada	Industrie Canada	FORM 14.1	FORMULAIRE 14.1
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF ARRANGEMENT (SECTION 192)	CLAUSES D’ARRANGEMENT (ARTICLE 192)

1 -- Name of the applicant corporation(s) - Dénomination sociale de la(des) requérante(s) Suncor Energy Inc. Petro-Canada	2 -- Corporation No.(s) - N°(s) de la(des) société(s) 2417693 2676125

3 -- Name of the corporation(s) the articles of which are amended, if applicable Dénomination sociale de la(des) société(s) dont les statuts sont modifiés, le cas échéant N/A	4 -- Corporation No.(s) - N°(s) de la(des) société(s)

5 -- Name of the corporation(s) created by amalgamation, if applicable Dénomination sociale de la(des) société(s) issue(s) de la(des) fusion(s), le cas échéant Suncor Energy Inc.	6 -- Corporation No.(s) - N°(s) de la(des) société(s) 4490339

7 -- Name of the dissolved corporation(s), if applicable Dénomination sociale de la(des) société(s) dissoute(s), le cas échéant N/A	8 -- Corporation No.(s) - N°(s) de la(des) société(s)

9 -- Name of other corporations involved, if applicable Dénomination sociale des autres sociétés en cause, le cas échéant see attached Schedule 1	10 -- Corporation No.(s) or Jurisdiction of Incorporation N°(s) de la(des) société(s)/ou loi sous le régime de laquelle elle est constituée

11 -- In accordance with the order approving the arrangement - Conformément aux termes de l’ordonnance approuvant l‘arrangement

a. ☐

The articles of the above named corporation(s) are amended in accordance with the attached plan of arrangement Les statuts de la(des) société(s) susmentionnée(s) sont modifiés en conformité avec le plan d’arrangement ci-joint

The name of is changed to

La dénomination sociale de est modifiée pour

b.	The following bodies corporate are amalgamated in accordance with the attached plan of arrangement Les personnes morales suivantes sont fusionnées conformément au plan d’arrangement ci-joint

c. ☐

The above named corporation(s) is(are) liquidated and dissolved in accordance with the attached plan of arrangement La(les) société(s) susmentionnée(s) est(sont) liquidée(s) et dissoute(s) conformément au plan d’arrangement ci-joint

d.

The plan of arrangement attached hereto, involving the above named body(ies), corporate is hereby effected Le plan d’arrangement ci-joint portant sur la(les) personne(s) morale(s) susmentionnée(s) prend effet

The following corporations are amalgamated: Suncor Energy Inc., Petro-Canada, 7208782 Canada Inc., 4525752 Canada Inc., 7208821 Canada Inc. and 7208663 Canada Inc.

For additional Information concerning the amalgamated corporation, Suncor Energy Inc., see attached Schedule 2

Signature	Printed Name - Nom en lettres moulées	12 -- Capacity of - En qualité de	13 -- Tel. No. - N° de tél.
	Janice B. Odegaard	Vice President, Corp. Secretary, Suncor	(403) 269-8151
	Hugh L. Hooker	Corporate Secretary, Petro Canada
FOR DEPARTMENTAL USE ONLY - A L’USAGE DU MINISTERE SEULEMENT

Aug 01 2009

IC 3189 (2003/06)

SCHEDULE 1 TO

ARTICLES OF ARRANGEMENT

9.             Name of other corporations involved, if applicable:

7208782 Canada Inc.	720878-2
4525752 Canada Inc.	452575-2
7208821 Canada Inc.	720882-1
7208863 Canada Inc.	720886-3

SCHEDULE 2 TO

ARTICLES OF ARRANGEMENT

1.             NAME OF THE AMALGAMATED CORPORATION:

Suncor Energy Inc.

2.             THE PROVINCE OR TERRITORY IN CANADA WHERE THE REGISTERED OFFICE IS TO BE SITUATED:

Alberta

3.             THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

Suncor Energy Inc. is authorised to issue: (A) an unlimited number of preferred shares issuable in series designated as Senior Preferred Shares; (B) an unlimited number of preferred shares issuable is series designated as Junior Preferred Shares; and (C) an unlimited number of common shares.  The rights, privileges, restrictions and conditions attaching to shares of Suncor Energy Inc. shall be as set forth in Schedule A to the Plan of Arrangement.

4.             RESTRICTIONS, IF ANY, ON SHARE TRANSFERS:

The restrictions on the transfer of shares of Suncor Energy Inc. shall be as set forth in Schedule B to the Plan of Arrangement.

5.             NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS:

Minimum: 8           Maximum: 15

6.             RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON:

There shall be no restrictions on the business Suncor Energy Inc. may carry on or on the powers it may exercise.

7.             OTHER PROVISIONS, IF ANY

See Schedule C to the Plan of Arrangement.

8.             THE AMALGAMATION HAS BEEN APPROVED PURSUANT TO THAT SECTION OR  SUBSECTION OF THE ACT WHICH IS INDICATED AS FOLLOWS:

Section 192

9.             NAME OF THE AMALGAMATING CORPORATIONS AND THEIR CORPORATE ACCESS NUMBERS ARE:

Suncor Energy Inc.	2417693
Petro-Canada	2676125
7208782 Canada Inc.	720878-2
4525752 Canada Inc.	452575-2
7208821 Canada Inc.	720882-1
7208863 Canada Inc.	720886-3

SCHEDULE 1.1 (a)

PLAN OF ARRANGEMENT

INVOLVING

SUNCOR ENERGY INC., PETRO-CANADA,

CERTAIN SUBSIDIARIES OF

SUNCOR ENERGY INC. AND PETRO-CANADA,

THE SHAREHOLDERS OF SUNCOR ENERGY INC.

AND THE SHAREHOLDERS OF PETRO-CANADA

made pursuant to

Section 192 of the Canada Business Corporations Act

ARTICLE I

INTERPRETATION

1.1      Definitions

In this Plan of Arrangement the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

‘‘Aggregate Petro-Canada Shareholder Elected Amount’’ has the meaning set forth in subsection 2.3(b) of this Plan of Arrangement;

‘‘Aggregate Suncor Shareholder Elected Amount’’ has the meaning set forth in subsection 2.4(b) of this Plan of Arrangement;

‘‘Amalco’’ means the corporation continuing as a successor to the Amalgamating Corporations under the CBCA following the effectiveness of the Arrangement contemplated hereby;

‘‘Amalco Shares’’ means common shares in the capital of Amalco;

‘‘Amalgamating Corporations’’ means Suncor, Petro-Canada, Subco 1, Subco 2, Subco 3 and Subco 4;

‘‘Arrangement’’ means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 of the Arrangement Agreement or ARTICLE V hereof or made at the direction of the Court in the Final Order;

‘‘Arrangement Agreement’’ means the agreement made as of March 22, 2009 between Suncor and Petro-Canada, as amended, supplemented or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

‘‘Arrangement Resolution’’ means the special resolution passed by the Suncor Shareholders at the Suncor Shareholders’ Meeting and by the Petro-Canada Shareholders at the Petro-Canada Shareholders’ Meeting substantially in the form of Schedule 1.1(b) to the Arrangement Agreement;

‘‘Articles of Arrangement’’ means the articles of arrangement of Suncor and Petro-Canada in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

‘‘associates’’ has the meaning assigned to such term in section 9 of the Petro-Canada Public Participation Act;

‘‘business day’’ means any day, other than a Saturday, a Sunday or a statutory holiday, in the Province of Alberta;

‘‘CBCA’’ means the Canada Business Corporations Act, R.S.C. 1995, c. C-44, as amended;

‘‘Certificate’’ means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

‘‘Court’’ means the Court of Queen’s Bench of Alberta;

‘‘Depositary’’ means Computershare Investor Services Inc. at its offices set out in the Letter of Transmittal and Election Form;

‘‘Director’’ means the Director appointed pursuant to section 260 of the CBCA;

‘‘Dissenting Petro-Canada Shareholder’’ means a Petro-Canada Shareholder who dissents in respect of the Arrangement in strict compliance with Section 3.2;

‘‘Dissenting Suncor Shareholder’’ means a Suncor Shareholder who dissents in respect of the Arrangement in strict compliance with Section 3.1;

‘‘Effective Date’’ means the date shown in the Certificate issued by the Director;

‘‘Effective Time’’ means 12:01 a.m. (Calgary time) on the Effective Date;

‘‘Eligible Petro-Canada Shareholder’’ means a Petro-Canada Shareholder who is an individual and not a corporation, partnership or trust and who is not a Non-Resident Petro-Canada Shareholder or a Dissenting Petro-Canada Shareholder;

‘‘Eligible Suncor Shareholder’’ means a Suncor Shareholder who is an individual and not a corporation, partnership or trust and who is not a Non-Resident Suncor Shareholder or a Dissenting Suncor Shareholder;

‘‘Excess Shares’’ has the meaning set forth in subsection 2.2(f)(xv)(H)(I) of this Plan of Arrangement;

‘‘Filed Letter of Transmittal’’ means a duly completed Letter of Transmittal and Election Form deposited with the Depositary on or before the Petro-Canada Election Deadline, in respect of a Letter of Transmittal and Election Form filed by a Petro-Canada Shareholder, or the Suncor Election Deadline, in respect of a Letter of Transmittal and Election Form filed by a Suncor Shareholder;

‘‘Final Order’’ means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

‘‘Interim Order’’ means an order of the Court, as the same may be amended, containing declarations and directions in respect of the notice to be given and the conduct of the Suncor Shareholders’ Meeting and the Petro-Canada Shareholders’ Meeting with respect to the Arrangement;

‘‘Letter of Transmittal and Election Form’’ means the Letter of Transmittal and Election Form for use by Suncor Shareholders and Petro-Canada Shareholders to be delivered in connection with the Arrangement;

‘‘Non-Resident’’ means a person (within the meaning of the Tax Act but, for greater certainty, not including a partnership) who is not resident in Canada for the purposes of the Tax Act;

‘‘Non-Resident Petro-Canada Shareholder’’ means a Petro-Canada Shareholder that is a Non-Resident;

‘‘Non-Resident Suncor Shareholder’’ means a Suncor Shareholder that is a Non-Resident;

‘‘Original Petro-Canada Shareholder Elected Amount’’ has the meaning set forth in subsection 2.3(b) of this Plan of Arrangement;

‘‘Original Suncor Shareholder Elected Amount’’ has the meaning set forth in subsection 2.4(b) of this Plan of Arrangement;

‘‘Person’’ includes an individual, firm, trust, partnership, association, corporation, joint venture, trustee, executor, administrator, legal representative or government (including any Governmental Entity);

‘‘Petro-Canada’’ means Petro-Canada, a corporation existing under the CBCA;

‘‘Petro-Canada Electing Shareholders’’ means Petro-Canada Shareholders who are Eligible Petro-Canada Shareholders and who, subject to pro-ration under subsection 2.3(b), elect to transfer all (but not less than all) of their Petro-Canada Shares to Subco 2 in consideration for Subco 1 Non-Voting Shares in accordance with subsection 2.3 of this Plan of Arrangement;

‘‘Petro-Canada Election Deadline’’ means 4:30 p.m. (Calgary time) on the date specified in the Letter of Transmittal and Election Form;

‘‘Petro-Canada Exchange Ratio’’ means 1.28 Amalco Shares for each Petro-Canada Share or Subco 1 Non-Voting Share, as the case may be;

‘‘Petro-Canada Shareholder’’ means a holder of Petro-Canada Shares;

‘‘Petro-Canada Shareholders’ Meeting’’ means such meeting or meetings of the Petro-Canada Shareholders, including any adjournment thereof, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Arrangement;

‘‘Petro-Canada Shares’’ means the common shares in the capital of Petro-Canada issued and outstanding immediately prior to the Effective Date;

‘‘Petro-Canada Transfer Limit’’ has the meaning set forth in subsection 2.3(b) of this Plan of Arrangement;

‘‘Reduced Petro-Canada Shareholder Elected Amount’’ has the meaning set forth in subsection 2.3(b) of this Plan of Arrangement;

‘‘Reduced Suncor Shareholder Elected Amount’’ has the meaning set forth in subsection 2.4(b) of this Plan of Arrangement;

‘‘Subco 1’’ means 7208782 Canada Inc., a corporation incorporated under the CBCA and a subsidiary of Suncor;

‘‘Subco 1 Non-Voting Shares’’ means the Class B common non-voting shares in the capital of Subco 1;

‘‘Subco 2’’ means 4525752 Canada Inc., a corporation incorporated under the CBCA and a subsidiary of Subco 1;

‘‘Subco 2 Shares’’ means the common shares in the capital of Subco 2;

‘‘Subco 3’’ means 7208821 Canada Inc., a corporation incorporated under the CBCA and a subsidiary of Petro-Canada;

‘‘Subco 3 Non-Voting Shares’’ means the Class B common non-voting shares in the capital of Subco 3;

‘‘Subco 4’’ means 7208863 Canada Inc., a corporation incorporated under the CBCA and a subsidiary of Subco 3;

‘‘Subco 4 Shares’’ means common shares in the capital of Subco 4;

‘‘Suncor’’ means Suncor Energy Inc., a corporation existing under the CBCA;

‘‘Suncor Electing Shareholders’’ means Suncor Shareholders who are Eligible Suncor Shareholders and who, subject to pro-ration under subsection 2.4(b), elect to transfer all (but not less than all) of their Suncor Shares to Subco 4 in consideration for Subco 3 Non-Voting Shares in accordance with subsection 2.4 of this Plan of Arrangement;

‘‘Suncor Election Deadline’’ means 4:30 p.m. (Calgary time) on the date specified in the Letter of Transmittal and Election Form;

‘‘Suncor Exchange Ratio’’ means 1.00 Amalco Share for each Suncor Share or Subco 3 Non-Voting Share, as the case may be;

‘‘Suncor Shareholder’’ means a holder of Suncor Shares;

‘‘Suncor Shareholder Rights Plan’’ means Suncor’s amended and restated Shareholder Rights Plan dated April 24, 2008;

‘‘Suncor Shareholders’ Meeting’’ means such meeting or meetings of the Suncor Shareholders, including any adjournment thereof, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Arrangement;

‘‘Suncor Shares’’ means the common shares in the capital of Suncor issued and outstanding immediately prior to the Effective Date;

‘‘Suncor SRP Rights’’ means rights under the Suncor Shareholder Rights Plan;

‘‘Suncor Transfer Limit’’ has the meaning set forth in subsection 2.4(b) of this Plan of Arrangement; and

‘‘Tax Act’’ means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement.

1.2      Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or a schedule refers to the specified section of or schedule to this Plan of Arrangement.

1.3      Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa; and words importing gender shall include all genders.

ARTICLE II

ARRANGEMENT

2.1      Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: (a) the Amalgamating Corporations; (b) all Suncor Shareholders; and (c) all Petro-Canada Shareholders.

2.2      Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)      the Suncor Shareholder Rights Plan shall terminate and cease to have any further force or effect and the Suncor SRP Rights shall be cancelled;

(b)      subject to Section 2.3, the Petro-Canada Shares held by each Petro-Canada Electing Shareholder who so elects in a Filed Letter of Transmittal with respect to such Petro-Canada Shares shall be sold, assigned and transferred by such Petro-Canada Electing Shareholder directly to Subco 2, as principal, free of any claims (in consideration for Subco 1 Non-Voting Shares to be issued by Subco 1 to the Petro-Canada Electing Shareholder in accordance with subsection 2.2(c));

(c)      Subco 1 shall issue Subco 1 Non-Voting Shares to the Petro-Canada Electing Shareholders whose Petro-Canada Shares have been transferred to Subco 2 in accordance with subsection 2.2(b) on the basis of one Subco 1 Non-Voting Share for each Petro-Canada Share so sold, assigned and transferred to Subco 2 and Subco 2 shall issue an equal number of Subco 2 Shares to Subco 1 in consideration for Subco 1 issuing the Subco 1 Non-Voting Shares to the Petro-Canada Electing Shareholders;

(d)     subject to Section 2.4, the Suncor Shares held by each Suncor Electing Shareholder who so elects in a Filed Letter of Transmittal with respect to such Suncor Shares shall be sold, assigned and transferred by such Suncor Electing Shareholder directly to Subco 4, as principal, free of any claims (in consideration for Subco 3 Non-Voting Shares to be issued by Subco 3 to the Suncor Electing Shareholder in accordance with subsection 2.2(e));

(e)     Subco 3 shall issue Subco 3 Non-Voting Shares to the Suncor Electing Shareholders whose Suncor Shares have been transferred to Subco 4 in accordance with subsection 2.2(d) on the basis of one Subco 3 Non-Voting Share for each Suncor Share so sold, assigned and transferred to Subco 4 and Subco 4 shall issue an equal number of Subco 4 Shares to Subco 3 in consideration for Subco 3 issuing the Subco 3 Non-Voting Shares to the Suncor Electing Shareholders;

(f)      the Amalgamating Corporations shall be amalgamated and continued as one corporation under the CBCA in accordance with the following:

(i)         Name. The name of Amalco shall be ‘‘Suncor Energy Inc.’’;

(ii)        Registered Office. The registered office of Amalco shall be located at P.O. Box 38, 112 - 4th Avenue S.W., Calgary, Alberta, T2P 2V5;

(iii)       Business and Powers. There shall be no restrictions on the business Amalco may carry on or on the powers it may exercise;

(iv)     Share Provisions. Amalco is authorized to issue: (A) an unlimited number of preferred shares issuable in series designated as Senior Preferred Shares; (B) an unlimited number of preferred shares issuable in series designated as Junior Preferred Shares; and (C) an unlimited number of Amalco Shares. The rights, privileges, restrictions and conditions attaching to shares of Amalco shall be as set forth in Schedule A hereto;

(v)      Restrictions on Transfer. The restrictions on the transfer of shares of Amalco shall be as set forth in Schedule B hereto;

(vi)     Other Restrictions. The additional restrictions on Amalco shall be as set forth in Schedule C hereto;

(vii)    Amendment of Restrictions on Repeal of Legislation.

(A)     On the date section 9(1)(a) of the Petro-Canada Public Participation Act, as amended from time to time, and any other provisions contained in such Act relating to limitations on individual ownership of voting shares of Amalco is repealed and not replaced with other constraints on the issue, transfer or ownership of voting shares by individual Persons, Schedule B hereto and all references thereto shall be deleted in their entirety. For greater certainty, this provision shall not apply in the event section 9(1)(a) of the Petro-Canada Public Participation Act, as amended from time to time, is amended but not repealed or if such provision is repealed but is replaced with other provisions constraining the issue, transfer, ownership or voting of voting shares;

(B)        On the date the Petro-Canada Public Participation Act, as amended from time to time, is repealed in its entirety and not replaced with other constraints on Amalco, Schedules B and C hereto and all references thereto shall be deleted in their entirety; and

(C)        Amalco shall, within 30 days of the amendments or repeal provided in this section becoming effective, send each holder of Amalco Shares notice thereof;

(viii)    Directors and Officers.

(A)    Minimum and Maximum. The directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of eight and a maximum number of fifteen directors;

(B)     Initial Directors. The number of directors on the board of directors shall initially be set at twelve. The initial directors of Amalco immediately following the amalgamation shall be the individuals whose names appear below:

Name	Residency

John T. Ferguson	Canadian
Richard L. George	Canadian
Mel E. Benson	Canadian
Brian A. Canfield	American
W. Douglas Ford	American
Paul Haseldonckx	German
John R. Huff	American
Brian F. MacNeill	Canadian
Maureen McCaw	Canadian
Michael W. O’Brien	Canadian
James W. Simpson	American
Eira M. Thomas	Canadian

The initial directors shall hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed. The actual number of directors within the minimum and maximum number set out in subsection 2.2(f)(viii)(A) may be determined from time to time by resolution of the directors. Any vacancy on the board of directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors;

(C)     Initial Officers. The initial officers of Amalco shall be as follows:

Name	Title

Neil J. Camarta	Executive Vice President, Natural Gas
Bart Demosky	Chief Financial Officer
Terrence J. Hopwood	Senior Vice President and General Counsel
Boris J. Jackman	Executive Vice President, Refining and Marketing
Peter S. Kallos	Executive Vice President, International and Offshore
Sue Lee	Senior Vice President, Human Resources and Public Affairs
Mark Little	Senior Vice President, Strategy and Integration
Mike MacSween	Senior Vice President, In-Situ
Kevin Nabholz	Executive Vice President, Major Projects
E.F.H. Roberts	Senior Vice President, Integration
Andrew Stephens	Senior Vice President, Business Services
Jay Thornton	Executive Vice President, Supply, Energy Trading and Renewables
Steven W. Williams	Chief Operating Officer

(ix)       Stated Capital. For the purposes of the CBCA, the aggregate stated capital attributable to the Amalco Shares issued pursuant to the Arrangement shall be the aggregate of the paid-up capital for the purposes of the Tax Act of the Suncor Shares, the Petro-Canada Shares, the Subco 1 Non-Voting Shares and the Subco 3 Non-Voting Shares immediately before the amalgamation, less the amount of any paid-up capital for the purposes of the Tax Act of the Suncor Shares or the Petro-Canada Shares that are cancelled on the amalgamation pursuant to subsections 2.2(f)(xv)(A), (xv)(B), or (xv)(G);

(x)        By-laws. The by-laws of Amalco shall be the same as those of Suncor, mutatis mutandis;

(xi)       Effect of Amalgamation. The provisions of subsections 186(b), (c), (d), (e) and (f) of the CBCA shall apply to the amalgamation with the result that:

(A)     the property of each amalgamating corporation (other than shares of an Amalgamating Corporation held by another Amalgamating Corporation and an amount receivable by an Amalgamating Corporation from another Amalgamating Corporation) shall continue to be the property of Amalco;

(B)       Amalco shall continue to be liable for the obligations of each amalgamating corporation (other than an amount owing by an Amalgamating Corporation to another Amalgamating Corporation);

(C)       any existing cause of action, claim or liability to prosecution of an Amalgamating Corporation shall be unaffected;

(D)       any civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued to be prosecuted by or against Amalco; and

(E)        a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against Amalco;

(xii)        Articles. The Articles of Arrangement filed to give effect to the Arrangement shall be deemed to be the articles of amalgamation of Amalco and the Certificate issued in respect of such Articles of Arrangement by the Director under the CBCA shall be deemed to be the certificate of amalgamation of Amalco;

(xiii)       Inconsistency with Laws. To the extent any of the provisions of this Plan of Arrangement is deemed to be inconsistent with applicable Laws, this Plan of Arrangement shall be automatically adjusted to remove such inconsistency;

(xiv)       Auditors. The initial auditors of Amalco will be PricewaterhouseCoopers LLP, who shall continue in office until the close of business of the first annual meeting of the holders of Amalco Shares, and the directors of Amalco are authorized to fix the remuneration of such auditors; and

(xv)        Exchange and Cancellation of Shares. On the amalgamation:

(A)     each Suncor Share held by a Dissenting Suncor Shareholder who has validly exercised such shareholder’s rights of dissent pursuant to Section 3.1 and which rights of dissent remain valid immediately prior to the Effective Time shall be cancelled and become an entitlement to be paid the fair value of such Suncor Share and the Dissenting Suncor Shareholder shall cease to have any rights as a Suncor Shareholder other than the right to be paid the fair value of such Suncor Share by Amalco in accordance with Section 3.1;

(B)       each Petro-Canada Share held by a Dissenting Petro-Canada Shareholder who has validly exercised such shareholder’s rights of dissent pursuant to Section 3.2 and which rights of dissent remain valid immediately prior to the Effective Time shall be cancelled and become an entitlement to be paid the fair value of such Petro-Canada Share and the Dissenting Petro-Canada Shareholder shall cease to have any rights as a Petro-Canada Shareholder other than the right to be paid the fair value of such Petro-Canada Share by Amalco in accordance with Section 3.2;

(C)       each Suncor Share (other than Suncor Shares held by an Amalgamating Corporation or Dissenting Suncor Shareholders) will be converted, without any act or formality on the part of the holder thereof, into that number of fully paid and non-assessable Amalco Shares equal to the Suncor Exchange Ratio, and the name of each such Suncor Shareholder will be removed from the register of holders of Suncor Shares and added to the register of holders of Amalco Shares;

(D)      each Petro-Canada Share (other than Petro-Canada Shares held by an Amalgamating Corporation or Dissenting Petro-Canada Shareholders) will be converted, without any act or formality on the part of the holder thereof, into that number of fully paid and non-assessable Amalco Shares equal to the Petro-Canada Exchange Ratio, and the name of each such Petro-Canada Shareholder will be removed from the register of holders of Petro-Canada Shares and added to the register of holders of Amalco Shares;

(E)       each Subco 1 Non-Voting Share will be converted, without any act or formality on the part of the holder thereof, into that number of fully paid and non-assessable Amalco Shares equal to the Petro-Canada Exchange Ratio, and the name of each such holder of Subco 1 Non-Voting Shares will be removed from the register of holders of Subco 1 Non-Voting Shares and added to the register of holders of Amalco Shares;

(F)       each Subco 3 Non-Voting Share will be converted, without any act or formality on the part of the holder thereof, into that number of fully paid and non-assessable Amalco Shares equal to the Suncor Exchange Ratio, and the name of each such holder of Subco 3 Non-Voting Shares will be removed from the register of holders of Subco 3 Non-Voting Shares and added to the register of holders of Amalco Shares;

(G)       each share of an Amalgamating Corporation held by another Amalgamating Corporation will be cancelled without any payment of capital in respect thereof; and

(H)      in connection with the issuance and registration of Amalco Shares pursuant to subsections 2.2(f)(xv)(C), (D), (E), and (F), if the board of directors of Petro-Canada or the board of directors of Suncor determine that any person, together with any associates of that person, would hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate more than 20% of the outstanding Amalco Shares immediately after the Effective Time:

(I)        Amalco shall not register or otherwise recognize the issuance of any Amalco Shares to such person or any associate of that person that are in excess of 20% of the outstanding Amalco Shares immediately after the Effective Time (the ‘‘Excess Shares’’);

(II)       the Excess Shares shall be registered in the name of one or more trustees to be designated by Petro-Canada (and agreed to by Suncor, acting reasonably) prior to the Effective Time and Amalco after the Effective Time and Amalco shall be entitled to sell or redeem the Excess Shares in accordance with Sections 5, 6 and 7of Schedule B to this Plan of Arrangement and Amalco shall be entitled to rely on the provisions set forth in Schedule B to this Plan of Arrangement in connection with the sale or redemption of the Excess Shares which shall apply mutatis mutandis in these circumstances; and

(III)     as long as the Excess Shares are held, beneficially owned or controlled by a person or associates of that person that hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate more than 20% of the outstanding Amalco Shares, no person may, in person or by proxy, exercise the right to vote any of the Excess Shares and none of the Excess Shares shall be entitled to any dividend or other distribution and any entitlement to such dividend or other distribution shall be forfeited.

For purposes of this subsection 2.2(f)(xv)(H), the term ‘‘person’’ shall have the meaning set forth in the Petro-Canada Public Participation Act.

2.3      Petro-Canada Electing Shareholders

With respect to the election that may be made by an Eligible Petro-Canada Shareholder pursuant to subsection 2.2(b):

(a)      subject to subsection 2.3(b), each Eligible Petro-Canada Shareholder shall be entitled to make such election by depositing with the Depositary, prior to the Petro-Canada Election Deadline, a validly completed and duly signed Letter of Transmittal and Election Form indicating such holder’s election, together with certificates representing such holder’s Petro-Canada Shares;

(b)      the maximum number of Petro-Canada Shares that may be elected by all Eligible Petro-Canada Shareholders to be transferred to Subco 2 shall not exceed 15% of the number of issued and outstanding Petro-Canada Shares as of the Petro-Canada Election Deadline (the ‘‘Petro-Canada Transfer Limit’’). In the event the aggregate number of Petro-Canada Shares in respect of which Petro-Canada Electing Shareholders have validly and duly deposited elections with the Depositary pursuant to subsection 2.3(a) to transfer to Subco 2 (the ‘‘Aggregate Petro-Canada Shareholder Elected Amount’’) exceeds the Petro-Canada Transfer Limit, then the number of Petro-Canada Shares which a particular Petro-Canada Electing Shareholder has otherwise elected to be transferred to Subco 2 in the Filed Letter of Transmittal of such Petro-Canada Electing Shareholder (the ‘‘Original Petro-Canada Shareholder Elected Amount’’) shall be reduced to such number of whole Petro-Canada Shares (with all fractions being rounded down to the nearest whole number of Petro-Canada Shares) (the ‘‘Reduced Petro-Canada Shareholder Elected Amount’’) as is equal to the following formula:

Petro-Canada Transfer Limit	x Original Petro-Canada Shareholder
Aggregate Petro-Canada Shareholder Elected Amount	Elected Amount

and each such Petro-Canada Electing Shareholder shall (i) be deemed to have elected to transfer to Subco 2 such number of Petro-Canada Shares as is equal to the Reduced Petro-Canada Shareholder Elected Amount of such Petro-Canada Electing Shareholder and (ii) be deemed to have not elected to transfer to Subco 2 the balance of the Petro-Canada Shares in respect of which the Petro-Canada Electing Shareholder otherwise elected in the Filed Letter of Transmittal and such Petro-Canada Shares shall be converted to Amalco Shares upon the Arrangement in accordance with subsection 2.2(f)(xv)(D) and all such elections made in the Filed Letters of Transmittal shall be amended accordingly; and

(c)     any Petro-Canada Shares held by an Eligible Petro-Canada Shareholder who: (i) does not deposit with the Depositary a validly completed and duly signed Letter of Transmittal and Election Form prior to the Petro-Canada Election Deadline, (ii) otherwise fails to comply with the requirements of subsection 2.3(a) and the Letter of Transmittal and Election Form or (iii) fails to elect to exchange the Petro-Canada Shares held by such Petro-Canada Eligible Shareholder as contemplated by subsections 2.2(b) and 2.2(c), shall be converted to Amalco Shares upon the Arrangement in accordance with subsection 2.2(f)(xv)(D).

2.4      Suncor Electing Shareholders

With respect to the election that may be made by an Eligible Suncor Shareholder pursuant to subsection 2.2(d):

(a)      subject to subsection 2.4(b), each Eligible Suncor Shareholder shall be entitled to make such election by depositing with the Depositary, prior to the Suncor Election Deadline, a validly completed and duly signed Letter of Transmittal and Election Form indicating such holder’s election, together with certificates representing such holder’s Suncor Shares;

(b)      the maximum number of Suncor Shares that may be elected by all Eligible Suncor Shareholders to be transferred to Subco 4 shall not exceed 15% of the number of issued and outstanding Suncor Shares as of the Suncor Election Deadline (the ‘‘Suncor Transfer Limit’’). In the event the aggregate number of Suncor Shares in respect of which Suncor Electing Shareholders have validly and duly deposited elections with the Depositary pursuant to subsection 2.4(a) to transfer to Subco 4 (the ‘‘Aggregate Suncor Shareholder Elected Amount’’) exceeds the Suncor Transfer Limit, then the number of Suncor Shares which a particular Suncor Electing Shareholder has otherwise elected to be transferred to Subco 4 in the Filed Letter of Transmittal of such Suncor Electing Shareholder (the ‘‘Original Suncor Shareholder Elected Amount’’) shall be reduced to such number of whole Suncor Shares (with all fractions being rounded down to the nearest whole number of Suncor Shares) (the ‘‘Reduced Suncor Shareholder Elected Amount’’) as is equal to the following formula:

Suncor Transfer Limit	x Original Suncor Shareholder
Aggregate Suncor Shareholder Elected Amount	Elected Amount

And each such Suncor Electing Shareholder shall (i) be deemed to have elected to transfer to Subco 4 such number of Suncor Shares as is equal to the Reduced Suncor Shareholder Elected Amount of such Suncor Electing Shareholder and (ii) be deemed to have not elected to transfer to Subco 4 the balance of the Suncor Shares in respect of which the Suncor Electing Shareholder otherwise elected in the Filed Letter of Transmittal and such Suncor Shares shall be converted to Amalco Shares upon the Arrangement in accordance with subsection 2.2(f)(xv)(C) and all such elections made in the Filed Letters of Transmittal shall be amended accordingly; and

(c)      any Suncor Shares held by an Eligible Suncor Shareholder who: (i) does not deposit with the Depositary a validly completed and duly signed Letter of Transmittal and Election Form prior to the Suncor Election Deadline, (ii) otherwise fails to comply with the requirements of subsection 2.4(a) and the Letter of Transmittal and Election Form, or (iii) fails to elect to exchange the Suncor Shares held by such Suncor Eligible Shareholder as contemplated by subsections 2.2(d) and 2.2(e), shall be converted to Amalco Shares upon the Arrangement in accordance with subsection 2.2(f)(xv)(C).

2.5      Transfer of Petro-Canada Shares to Subco 2

With respect to each Petro-Canada Electing Shareholder, upon the transfer of Petro-Canada Shares to Subco 2 pursuant to Section 2.2(b) and the issuance of Subco 1 Non-Voting Shares to the Petro-Canada Electing Shareholder pursuant to Section 2.2(c):

(a)      such Petro-Canada Electing Shareholder shall cease to be the holder of the Petro-Canada Shares so transferred to Subco 2 and the name of such Petro-Canada Electing Shareholder shall be removed from the register of holders of Petro-Canada Shares in respect of the Petro-Canada Shares transferred to Subco 2;Subco 2 shall become the holder of such Petro-Canada Shares and shall be added to the register of holders of Petro-Canada Shares; and

(b)      the name of such Petro-Canada Electing Shareholder shall be added to the register of holders of Subco 1 Non-Voting Shares.

2.6      Transfer of Suncor Shares to Subco 4

With respect to each Suncor Electing Shareholder, upon the transfer of Suncor Shares to Subco 4 pursuant to Section 2.2(d) and the issuance of Subco 3 Non-Voting Shares to the Suncor Electing Shareholder pursuant to Section 2.2(e):

(a)      such Suncor Electing Shareholder shall cease to be the holder of the Suncor Shares so transferred to Subco 4 and the name of such Suncor Electing Shareholder shall be removed from the register of holders of Suncor Shares in respect of the Suncor Shares transferred to Subco 4;

(b)      Subco 4 shall become the holder of such Suncor Shares and shall be added to the register of holders of Suncor Shares; and

(c)      the name of such Suncor Electing Shareholder shall be added to the register of holders of Subco 3 Non-Voting Shares.

2.7      Notice of Pro-Ration

In the event the Petro-Canada Transfer Limit or the Suncor Transfer Limit is exceeded, Amalco shall issue a press release following the Effective Time as to the proportion of Suncor Shares or Petro-Canada Shares, as applicable, in respect of which elections by Suncor Electing Shareholders or Petro-Canada Electing Shareholders were reduced.

2.8      Stated Capital

Upon issuance in accordance with the Arrangement:

(a)      the aggregate stated capital of the Subco 1 Non-Voting Shares issued to Electing Petro-Canada Shareholders pursuant to subsection 2.2(c) shall be set at an amount equal to the aggregate paid-up capital for the purposes of the Tax Act of the Petro-Canada Shares transferred to Subco 2 pursuant to subsection 2.2(b); and

(b)      the aggregate stated capital of the Subco 3 Non-Voting Shares issued to Electing Suncor Shareholders pursuant to subsection 2.2(e) shall be set at an amount equal to the aggregate paid-up capital for the purposes of the Tax Act of the Suncor Shares transferred to Subco 4 pursuant to subsection 2.2(d).

2.9      Evidence of Ownership of Shares

The issuance of the Subco 1 Non-Voting Shares to the Electing Petro-Canada Shareholders pursuant to subsection 2.2(c) and the issuance of the Subco 3 Non-Voting Shares to the Electing Suncor Shareholders pursuant to subsection 2.2(e) shall be evidenced through additions to the share registries maintained on behalf of Subco 1 in respect of the Subco 1 Non-Voting Shares and Subco 3 in respect of the Subco 3 Non-Voting Shares and no certificates will be issued for such securities as part of the Plan of Arrangement.

ARTICLE III

RIGHTS OF DISSENT

3.1      Rights of Dissent for Suncor Shareholders

Suncor Shareholders may exercise rights of dissent with respect to the Suncor Shares held by such Suncor Shareholder pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.1 in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Suncor not later than 5:00 p.m. (Calgary time) on the second business day immediately preceding the Suncor Shareholders’ Meeting. Suncor Shareholders who duly exercise such rights of dissent and who:

(a)      are ultimately entitled to be paid fair value for their Suncor Shares shall be deemed not to have exchanged their Suncor Shares for Amalco Shares pursuant to the Arrangement, to the extent the fair value therefor is paid by Amalco, and such Suncor Shares shall be cancelled in accordance with the Arrangement and will not be exchanged for Amalco Shares in accordance with the Arrangement; or

(b)      are ultimately not entitled, for any reason, to be paid fair value for their Suncor Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Suncor Shares who is not a Suncor Electing Shareholder and shall receive Amalco Shares in exchange for their Suncor Shares on the basis determined in accordance with subsection 2.2(f)(xv)(C), but in no case shall Amalco or any other Person be required to recognize such holders as Suncor Shareholders after the Effective Time, and the names of such Suncor Shareholders shall be deleted from the registers of Suncor Shareholders at the Effective Time.

3.2      Rights of Dissent for Petro-Canada Shareholders

Petro-Canada Shareholders may exercise rights of dissent with respect to the Petro-Canada Shares held by such Petro-Canada Shareholder pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.2 in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Petro-Canada not later than 5:00 p.m. (Calgary time) on the second business day immediately preceding the Petro-Canada Shareholders’ Meeting. Petro-Canada Shareholders who duly exercise such rights of dissent and who:

(a)     are ultimately entitled to be paid fair value for their Petro-Canada Shares shall be deemed not to have exchanged their Petro-Canada Shares for Amalco Shares pursuant to the Arrangement, to the extent the fair value therefor is paid by Amalco, and such Petro-Canada Shares shall be cancelled in accordance with the Arrangement and will not be exchanged for Amalco Shares in accordance with the Arrangement; or

(b)    are ultimately not entitled, for any reason, to be paid fair value for their Petro-Canada Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Petro-Canada Shares who is not a Petro-Canada Electing Shareholder and shall receive Amalco Shares in exchange for their Petro-Canada Shares on the basis determined in accordance with subsection 2.2(f)(xv)(D), but in no case shall Amalco or any other Person be required to recognize such holders as Petro-Canada Shareholders after the Effective Time, and the names of such Petro-Canada Shareholders shall be deleted from the registers of Petro-Canada Shareholders at the Effective Time.

ARTICLE IV

CERTIFICATES AND FRACTIONAL SHARES

4.1      Issuance of Certificates Representing Amalco Shares

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Suncor Shares or Petro-Canada Shares that were (i) exchanged for Subco 3 Non-Voting Shares or Subco 1 Non-Voting Shares; and/or (ii) converted into one or more Amalco Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Suncor or Petro-Canada, as applicable, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded in accordance with Section 4.3) of Amalco Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.2), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Suncor Shares or Petro-Canada Shares that is not registered in the transfer records of Suncor or Petro-Canada, as applicable, a certificate representing the proper number of Amalco Shares may be issued to the transferee if the certificate representing such Suncor Shares or Petro-Canada Shares, as applicable, is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented Suncor Shares or Petro-Canada Shares that were exchanged for Subco 3 Non-Voting Shares or Subco 1 Non-Voting Shares; and/or converted into Amalco Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Amalco Shares as contemplated by this Section 4.1, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Amalco Shares as contemplated by Section 4.2.

4.2      Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Amalco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Suncor Shares or Petro-Canada Shares that were exchanged pursuant to the Arrangement unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.1. Subject to applicable Law, at the time of such surrender of any such certificate, there shall be paid to the holder of record of the certificates representing whole Suncor Shares or Petro-Canada Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Amalco Share, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Amalco Share, as the case may be.

4.3      No Fractional Shares

No certificates or scrip representing fractional Amalco Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1 and no dividend, stock split or other change in the capital structure of Amalco shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Amalco. In lieu of any fractional Amalco Shares, a shareholder otherwise entitled to a fractional interest in an Amalco Share, shall receive the nearest whole number of Amalco Shares as applicable (with fractions equal to exactly 0.5 being rounded up).

4.4      Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Suncor Shares or Petro-Canada Shares that were exchanged pursuant to the Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Amalco Shares (and any dividends or distributions with respect thereto pursuant to Section 4.2) deliverable in accordance with such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Amalco Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Amalco and its transfer agents in such sum as Amalco may direct or otherwise indemnify Amalco in a manner satisfactory to Amalco against any claim that may be made against Amalco with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5      Extinction of Rights

Subject to any applicable legislation relating to unclaimed personal property, any certificate which immediately prior to the Effective Time represented outstanding Suncor Shares or Petro-Canada Shares that are exchanged pursuant to the Arrangement and not deposited with all other instruments required by Section 4.1 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature as a shareholder of Amalco. On such date, the Amalco Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Amalco, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

4.6      Withholding Rights

Amalco and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Suncor Shares or Petro-Canada Shares, such amounts as Amalco or the Depositary are required or permitted to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of provincial, state, local or foreign Tax Law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash component, if any, of the consideration otherwise payable to the holder, Amalco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the Amalco Shares otherwise issuable to the holder as is necessary to provide sufficient funds to Amalco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Amalco or the Depositary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority.

ARTICLE V

AMENDMENTS

5.1      Amendments to Plan of Arrangement

(a)      Suncor and Petro-Canada may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Suncor and Petro-Canada, (iii) filed with the Court and, if made following the Suncor Shareholders’ Meeting or Petro-Canada Shareholders’ Meeting, approved by the Court and (iv) communicated to Petro-Canada Shareholders and Suncor Shareholders, as applicable, if and as required by the Court.

(b)      Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Suncor or Petro-Canada at any time prior to the Suncor Shareholders’ Meeting or Petro-Canada Shareholders’ Meeting (provided that the other Party shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Suncor Shareholders’ Meeting or Petro-Canada Shareholders’ Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)      Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Suncor Shareholders’ Meeting or Petro-Canada Shareholders’ Meeting shall be effective only if (i) it is consented to in writing by each of Suncor and Petro-Canada (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Suncor Shareholders or Petro-Canada Shareholders, as applicable, voting in the manner directed by the Court.

(d)      Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Suncor Shareholders or Petro-Canada Shareholders.

ARTICLE VI

FURTHER ASSURANCES

6.1      Notwithstanding

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE A TO PLAN OF ARRANGEMENT

SHARE TERMS

1.        AMALCO SHARES

The rights, privileges, restrictions and conditions attaching to the common shares of Amalco (the ‘‘Amalco Shares’’) are as follows:

1.1      Voting

Holders of Amalco Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of Amalco and shall be entitled to one vote in respect of each Amalco Share held at such meeting, except a meeting of holders of a particular class or series of shares other than Amalco Shares who are entitled to vote separately as a class or series at such meeting.

1.2      Dividends

Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Amalco ranking in priority to or ratably with the Amalco Shares, holders of Amalco Shares shall be entitled to receive dividends if, as and when declared by the directors of Amalco out of the assets of Amalco properly applicable to the payment of dividends in such amounts and payable in such manner as the directors of Amalco may from time to time determine.

1.3      Liquidation

In the event of the liquidation, dissolution or winding up of Amalco or any other distribution of the property or assets of Amalco among its shareholders for the purpose of winding up its affairs, holders of Amalco Shares shall, subject to the rights of the holders of any other class of shares of Amalco entitled to receive the property or assets of Amalco upon such a liquidation, dissolution, winding up or other distribution in priority to or ratably with holders of Amalco Shares, be entitled to receive the remaining property and assets of Amalco.

2.        SENIOR PREFERRED SHARES

The Senior Preferred Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

2.1      Directors’ Right to Issue in One or More Series

The Senior Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of Amalco shall fix the number of shares that will form such series and shall, subject to the limitations set out in the Articles, determine the designation, rights, privileges, restrictions and conditions to be attached to the Senior Preferred Shares of such series, the whole subject to the filing with the Director (as defined in the Canada Business Corporations Act (the ‘‘Act’’)) of Articles of Amendment containing a description of such series including the rights, privileges, restrictions and conditions determined by the board of directors of Amalco.

2.2      Ranking of the Senior Preferred Shares

The Senior Preferred Shares of each series shall rank on a parity with the Senior Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Junior Preferred Shares and the Amalco Shares of Amalco and over any other shares ranking junior to the Senior Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding up its affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of the Senior Preferred Shares, the Senior Preferred Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Senior Preferred Shares with respect to return of capital shall be paid and satisfied first and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Senior Preferred Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Senior Preferred Shares as a class over the Junior Preferred Shares and the Amalco Shares of Amalco and over any other shares ranking junior to the Senior Preferred Shares as may be determined in the case of such series of Senior Preferred Shares.

2.3      Voting Rights

Except as hereinafter referred to or as required by law or unless provision is made in the Articles relating to any series of Senior Preferred Shares that such series is entitled to vote, the holders of the Senior Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of Amalco.

2.4      Amendment with Approval of Holders of Senior Preferred Shares

The rights, privileges, restrictions and conditions attached to the Senior Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Senior Preferred Shares given as hereinafter specified.

2.5      Approval of Holders of the Senior Preferred Shares

The approval of the holders of the Senior Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Senior Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of the Senior Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Senior Preferred Shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of the Senior Preferred Shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of Amalco with respect to meetings of shareholders, or if not so prescribed, as required by the Act as in force at the time of the meeting. On every poll taken at every meeting of the holders of the Senior Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Senior Preferred Shares, each holder of Senior Preferred Shares entitled to vote thereat shall have one vote in respect of each $1.00 of the issue price of each Senior Preferred Share held.

3.         JUNIOR PREFERRED SHARES

The Junior Preferred Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

3.1      Directors’ Right to Issue in One or More Series

The Junior Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of Amalco shall fix the number of shares that will form such series and shall, subject to the limitations set out in the Articles, determine the designation, rights, privileges, restrictions and conditions to be attached to the Junior Preferred Shares of such series, the whole subject to the filing with the Director (as defined in the Act) of Articles of Amendment containing a description of such series including the rights, privileges, restrictions and conditions determined by the board of directors of Amalco.

3.2      Ranking of the Junior Preferred Shares

The Junior Preferred Shares of each series shall rank on a parity with the Junior Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the Senior Preferred Shares, be entitled to a preference over the Amalco Shares of Amalco and over any other shares ranking junior to the Junior Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of the assets of Amalco among its shareholders for the purpose of winding up its affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of the Junior Preferred Shares, the Junior Preferred Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Junior Preferred Shares with respect to return of capital shall be paid and satisfied first and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Junior Preferred Shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the Junior Preferred Shares as a class over the Amalco Shares of Amalco and over any other shares ranking junior to the Junior Preferred Shares as may be determined in the case of such series of Junior Preferred Shares.

3.3      Voting Rights

Except as hereinafter referred to or as required by law or unless provision is made in the Articles relating to any series of Junior Preferred Shares that such series is entitled to vote, the holders of the Junior Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of Amalco.

3.4      Amendment with Approval of Holders of Junior Preferred Shares

The rights, privileges, restrictions and conditions attached to the Junior Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Junior Preferred Shares given as hereinafter specified.

3.5      Approval of Holders of the Junior Preferred Shares

The approval of the holders of the Junior Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Junior Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of the Junior Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Junior Preferred Shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of the Junior Preferred Shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of Amalco with respect to meetings of shareholders, or if not so prescribed, as required by the Act as in force at the time of the meeting. On every poll taken at every meeting of the holders of the Junior Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Junior Preferred Shares, each holder of Junior Shares entitled to vote thereat shall have one vote in respect of each $1.00 of the issue price of each Junior Preferred Share held.

4.         INTERPRETATION

In this Schedule A, all terms that are not defined have the meanings attributed to those terms in the Petro-Canada Public Participation Act.

SCHEDULE B TO PLAN OF ARRANGEMENT

OWNERSHIP AND VOTING RESTRICTIONS

1.         Interpretation

1.1       In this Schedule B, all terms that are not defined have the meanings attributed to those terms in the Petro-Canada Public Participation Act and:

‘‘directors’ determination’’ and similar expressions mean a determination made by the directors of Amalco in accordance with section 10;

‘‘excess voting shares’’ means voting shares held, beneficially owned or controlled in contravention of the individual share constraint;

‘‘individual share constraint’’ has the meaning set forth in subsection 2.1;

‘‘principal stock exchange’’ means, at any time, the stock exchange in Canada on which the highest volume of voting shares is generally traded at that time, as determined by the directors of Amalco;

‘‘sell-down notice’’ has the meaning set forth in subsection 3.1;

‘‘shareholder default’’ has the meaning set forth in paragraph 3.1(d);

‘‘shareholder’s declaration’’ means a declaration made in accordance with section 11; and

‘‘suspension’’ has the meaning set forth in subsection 4.1 and ‘‘suspend’’, ‘‘suspended’’ and similar expressions have corresponding meanings.

1.2       The provisions of subsections 9(3) to 9(8) of the Petro-Canada Public Participation Act, as amended from time to time, are deemed to be incorporated in this Schedule B. Any provision of this Schedule B that may be read in a manner that is inconsistent with the Petro-Canada Public Participation Act shall be read so as to be consistent therewith.

1.3       For greater certainty, no person is presumed to be an associate of any other person for purposes of paragraph 9(5)(g) of the Petro-Canada Public Participation Act solely by reason that one of them has given the other the power to vote or direct the voting of voting shares of a class of voting shares at a meeting of the holders of that class pursuant to a revocable proxy where the proxy is solicited solely by means of an information circular issued in a public solicitation of proxies that is made in respect of all voting shares of that class and in accordance with applicable law.

1.4       For the purposes of this Schedule B:

(a)      where voting shares of Amalco are held, beneficially owned or controlled by two or more persons jointly, the number of voting shares held, beneficially owned or controlled by each such person shall include the number of voting shares held, beneficially owned or controlled jointly with such other persons; and

(b)      references to shares ‘‘of’’ a person are to shares held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by that person.

1.5       In this Schedule B, except where the context requires to the contrary, words importing the singular shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

2.         Individual Share Constraint

2.1       No person, together with the associates of that person, shall hold, beneficially own or control, directly or indirectly, otherwise than by way of security only, in the aggregate voting shares to which are attached more than twenty per cent (20%) of the votes that may ordinarily be cast to elect directors of Amalco, other than votes that may be so cast by or on behalf of the Minister. (The foregoing prohibition is referred to in this Schedule B as the ‘‘individual share constraint’’.)

2.2       In the event that it appears from the central securities register of Amalco that any person, together with the associates of that person, is in contravention of the individual share constraint:

(a)      Amalco shall not accept any subscription for voting shares from that person or any associate of that person;

(b)     Amalco shall not issue any voting shares to that person or any associate of that person; and

(c)     Amalco shall not register or otherwise recognize the transfer of any voting shares to that person or any associate of that person.

2.3       In the event of a directors’ determination that any person, together with the associates of that person, is in contravention of the individual share constraint:

(a)     Amalco shall not accept any subscription for voting shares from that person or any associate of that person;

(b)     Amalco shall not issue any voting shares to that person or any associate of that person;

(c)     Amalco shall not register or otherwise recognize the transfer of any voting shares to that person or any associate of that person;

(d)     no person may, in person or by proxy, exercise the right to vote any of the voting shares of that person or of any associate of that person;

(e)     subject to subsection 9.1, Amalco shall not declare or pay any dividend, and or make any other distribution:

(i)        on any of the excess voting shares of that person or of any associate of that person; or

(ii)       if the directors of Amalco determine that the contravention of the individual share constraint was intentional and that it would not be inequitable to do so, on all of the voting shares of that person and of each associate of that person;

and any entitlement to such dividend or other distribution shall be forfeited; and

(f)      Amalco shall send a sell-down notice to the registered holder of the voting shares of that person and of each associate of that person.

2.4       In the event that it appears from the central securities register of Amalco that, or in the event, of a directors’ determination that, any person, together with the associates of that person, after any proposed subscription, issue or transfer of voting shares, would be in contravention of the individual share constraint, Amalco shall not:

(a)      accept the proposed subscription for voting shares from;

(b)      issue the proposed voting shares to; or

(c)      register or otherwise recognize the proposed transfer of any voting shares to;

that person or any associate of that person.

2.5       In the event of a directors’ determination that during any period any person, together with the associates of that person, was in contravention of the individual share constraint, the directors of Amalco may also determine that:

(a)       any votes cast, in person or by proxy, during that period in respect of the voting shares of that person or of any associate of that person shall be disqualified and deemed not to have been cast; and

(b)       subject to subsection 9.1, each of that person and the associates of that person is liable to Amalco to restore to Amalco the amount of any dividend paid or distribution received during that period on:

(i)        the excess voting shares of that person and of each associate of that person; or

(ii)       if the directors of Amalco determine that the contravention of the individual share constraint was intentional and that it would not be inequitable to do so, on all of the voting shares of that person and of each associate of that person.

3.         Sell-Down Notice

3.1       Any notice (a ‘‘sell-down notice’’) required to be sent to a registered holder of voting shares pursuant to paragraph 2.3(f):

(a)       shall specify in reasonable detail the nature of the contravention of the individual share constraint, the number of voting shares determined to be excess voting shares and the consequences of the contravention specified in section 2;

(b)       shall request an initial or further shareholder’s declaration;

(c)       shall specify a date, which shall be not less than 45 days after the date of the sell-down notice, by which the excess voting shares are to be sold or disposed of; and

(d)       shall state that unless the registered holder either:

(i)        sells or otherwise disposes of the excess voting shares by the date specified in the sell-down notice on a basis that does not result in any contravention of the individual share constraint and provides to Amalco, in addition to the shareholder’s declaration requested pursuant to paragraph 3.1(b), written evidence satisfactory to Amalco of such sale or other disposition; or

(ii)       provides to Amalco, in addition to the shareholder’s declaration requested pursuant to paragraph 3.1(b), written evidence satisfactory to Amalco that no such sale or other disposition of excess voting shares is required;

such default (a ‘‘shareholder default’’) shall result in the consequence of suspension pursuant to section 4 and may result in the consequence of sale in accordance with section 5 or redemption in accordance with section 6, in each case without further notice to the registered holder, and shall specify in reasonable detail the nature and timing of those consequences

3.2       In the event that, following the sending of a sell-down notice, written evidence is submitted to Amalco for purposes of subparagraph 3.1(d)(ii), Amalco shall assess the evidence as soon as is reasonably practicable and in any event shall give a second notice to the person submitting the evidence not later than 10 days after the receipt thereof stating whether the evidence has or has not satisfied Amalco that no sale or other disposition of excess voting shares is required. If the evidence has so satisfied Amalco, such sell-down notice shall be cancelled and such second notice shall so state. If the evidence has not so satisfied Amalco, such second notice shall reiterate the statements required to be made in such sell-down notice pursuant to paragraphs 3.1(c) and (d). In either case, the 45 day period referred to in paragraph 3.1(c) shall be automatically extended to the end of the 10 day period referred to in this section 3.2 if such 10 day period extends beyond such 45 day period.

4.         Suspension

4.1 In the event of a shareholder default in respect of any registered holder of voting shares, then, without further notice to the registered holder:

(a)      all of the voting shares of the registered holder shall be deemed to be struck from the securities register of Amalco;

(b)      no person may, in person or by proxy, exercise the right to vote any of such voting shares;

(c)      subject to subsection 9.1, Amalco shall not declare or pay any dividend, or make any other distribution, on any of such voting shares and any entitlement to such dividend or other distribution shall be forfeited;

(d)      Amalco shall not send any form of proxy, information circular or financial statements of Amalco or any other communication from Amalco to any person in respect of such voting shares; and

(e)      no person may exercise any other right or privilege ordinarily attached to such voting shares.

(All of the foregoing consequences of a shareholder default are referred to in this Schedule B as a ‘‘suspension’’.) Notwithstanding the foregoing, a registered holder of suspended voting shares shall have the right to transfer such voting shares on any securities register of Amalco on a basis that does not result in contravention of the individual share constraint.

4.2 The directors of Amalco shall cancel any suspension of voting shares of a registered holder and reinstate the registered holder to the securities register of Amalco for all purposes if they determine that, following the cancellation and reinstatement, none of such voting shares will be held, beneficially owned or controlled in contravention of the individual share constraint. For greater certainty, any such reinstatement shall permit, from and after the reinstatement, the exercise of all rights and privileges attached to the voting shares so reinstated but, subject to subsection 9.1, shall have no retroactive effect.

5.         Sale

5.1       In the event of a shareholder default in respect of any registered holder of voting shares, Amalco may elect by directors’ determination to sell, on behalf of the registered holder, the excess voting shares thereof, without further notice thereto, on the terms set forth in this section 5 and section 7.

5.2       Amalco may sell any excess voting shares in accordance with this section 5:

(a)      on the principal stock exchange; or

(b)      if there is no principal stock exchange, on such other stock exchange or organized market on which the voting shares are then listed or traded as the directors of Amalco shall determine; or

(c)      if the voting shares are not then listed on any stock exchange or traded on any organized market, in such other manner as the directors of Amalco shall determine.

5.3       The net proceeds of sale of excess voting shares sold in accordance with this section 5 shall be the net proceeds after deduction of any commission, tax or other cost of sale.

5.4       For all purposes of a sale of excess voting shares in accordance with this section, Amalco is the agent and lawful attorney of the registered holder and the beneficial owner of the excess voting shares.

6.         Redemption

6.1       In the event of a shareholder default in respect of any registered holder of voting shares and in the event that the directors of Amalco determine either that Amalco has used reasonable efforts to sell excess voting shares in accordance with section 5 but that such sale is impracticable or that it is likely that such sale would have material adverse consequences to Amalco or the holders of voting shares, Amalco may elect by directors’ determination, subject to applicable law, to redeem the excess voting shares thereof, without further notice thereto, on the terms set forth in this section 6 and section 7.

6.2       The redemption price paid by Amalco to redeem any excess voting shares in accordance with this section 6 shall be:

(a)     the average of the closing prices per share of the voting shares on the principal stock exchange (or, if there is no principal stock exchange or if the requisite trading of voting shares has not occurred on the principal stock exchange, such other stock exchange or such other organized market on which such requisite trading has occurred as the directors of Amalco shall determine) over the last 10 trading days on which at least one board lot of voting shares has traded on the principal stock exchange (or such other stock exchange or such other organized market) in the period ending on the trading day immediately preceding the redemption date; or

(b)      if the requisite trading of voting shares has not occurred on any stock exchange or other organized market, on such basis as the directors of Amalco shall determine.

7.         Procedures Relating to Sale and Redemption

7.1       In the event of any sale or redemption of excess voting shares in accordance with section 5 or 6, respectively, Amalco shall deposit an amount equal to the amount of the net proceeds of sale or the redemption price, respectively, in a special account in any bank or trust company in Canada selected by it. The amount of the deposit, less the reasonable costs of administration of the special account, shall be payable to the registered holder of the excess voting shares sold or redeemed on presentation and surrender by the registered holder to that bank or trust company of the certificate or certificates representing the excess voting shares. Any interest earned on any amount so deposited shall accrue to the benefit of Amalco.

7.2       From and after any deposit made pursuant to subsection 7.1, the registered holder shall not be entitled to any of the remaining rights of a registered holder in respect of the excess voting shares sold or redeemed, other than the right, to receive the funds so deposited on presentation and surrender of the certificate or certificates representing the excess voting shares sold or redeemed.

7.3       If a part only of the voting shares represented by any certificate is sold or redeemed in accordance with section 5 or 6, respectively, Amalco shall, on presentation and surrender of such certificate and at the expense of the registered holder, issue a new certificate representing the balance of the voting shares.

7.4       So soon as is reasonably practicable after, and, in any event, not later than 30 days after, a deposit made pursuant to subsection 7.1, Amalco shall send a notice to the registered holder of the excess voting shares sold or redeemed and the notice shall state:

(a)      that a specified number of voting shares has been sold or redeemed, as the case may be;

(b)      the amount of the net proceeds of sale or the redemption price, respectively;

(c)      the name and address of the bank or trust company at which Amalco has made the deposit of the net proceeds of sale or the redemption price, respectively; and

(d)      all other relevant particulars of the sale or redemption, respectively.

7.5       For greater certainty, Amalco may sell or redeem excess voting shares in accordance with section 5 or 6, respectively, despite the fact that Amalco does not possess the certificate or certificates representing the excess voting shares at the time of the sale or redemption. If, in accordance with section 5, Amalco sells excess voting shares without possession of the certificate or certificates representing the excess voting shares, Amalco shall issue to the purchaser of such excess voting shares or its nominee a new certificate or certificates representing the excess voting shares sold. lf, in accordance with section 5 or section 6, Amalco sells or redeems excess voting shares without possession of the certificate or certificates representing the excess voting shares and, after the sale or redemption, a person establishes that it is a bona fide purchaser of the excess voting shares sold or redeemed, then, subject to applicable law:

(a)      the excess voting shares held or beneficially owned by the bona fide purchaser are deemed to be, from the date of the sale or redemption by Amalco, as the case may be, validly issued and outstanding voting shares in addition to the excess voting shares sold or redeemed; and

(b)      notwithstanding subsection 7.2, Amalco is entitled to the deposit made pursuant to subsection 7.1 and, in the case of a sale in accordance with section 5, shall add the amount of the deposit to the stated capital account for the class of voting shares issued.

8.         Exceptions

8.1 Notwithstanding section 2, the individual share constraint does not apply in respect of voting shares of Amalco that are held:

(a)      by the Minister in trust for Her Majesty in right of Canada;

(b)      by one or more underwriters solely for the purpose of distributing the voting shares to the public; or

(c)      by any person who provides centralized facilities for the clearing of trades in securities and is acting in relation to trades in the voting shares solely as an intermediary in the payment of funds or the delivery of securities, or both.

9.         Saving Provisions

9.1       Notwithstanding any other provision of this Schedule B:

(a)      the directors of Amalco may determine to pay a dividend or to make any other distribution on voting shares that would otherwise be prohibited by any other provision of this Schedule B where the contravention of the individual share constraint that gave rise to the prohibition was inadvertent or of a technical nature or it would otherwise be inequitable not to pay the dividend or make the distribution; and

(b)      where a dividend has not been paid or any other distribution has not been made on voting shares as a result of a directors’ determination of a contravention of the individual share constraint, or where the amount of a dividend or any other distribution has been restored to Amalco pursuant to paragraph 2.5(b) as a result of a directors’ determination of a contravention of the individual share constraint, the directors of Amalco shall declare and pay the dividend, make the distribution, or refund the restored amount, respectively, if they subsequently determine that no such contravention occurred.

9.2       In the event that Amalco suspends or redeems voting shares in accordance with section 4 or 6, respectively, or otherwise redeems, purchases for cancellation or otherwise acquires voting shares, and the result of such action is that any person and the associates of that person who, prior to such action, were not in contravention of the individual share constraint are, after such action, in contravention, then, notwithstanding any other provision of this Schedule B, the sole consequence of such action to that person and the associates of that person, in respect of the voting shares of that person and of the associates of that person held, beneficially owned or controlled at the time of such action, shall be that the number of votes attached to those voting shares shall be reduced to a number that is the largest whole number of votes that may be attached to the voting shares which that person and the associates of that person could hold, beneficially own or control from time to time in compliance with the individual share constraint.

9.3       Notwithstanding any other provision of this Schedule B, a contravention of the individual share constraint shall have no consequences except those that are expressly provided for in this Schedule B. For greater certainty but without limiting the generality of the foregoing:

(a)      no transfer, issue or ownership of, and no title to, voting shares;

(b)      no resolution of shareholders (except to the extent that the result thereof is affected as a result of a directors’ determination under paragraph 2.5(a)); and

(c)      no act of Amalco, including any transfer of property to or by Amalco;

shall be invalid or otherwise affected by any contravention of the individual share constraint.

10.      Directors’ Determinations

10.1     The directors of Amalco shall have the sole right and authority to administer the provisions of this Schedule B and to make any determination required or contemplated hereunder. In so acting, the directors of Amalco shall enjoy, in addition to the powers set forth in this Schedule B, all of the powers necessary or desirable, in their opinion, to carry out the intent and purpose of this Schedule B. The directors of Amalco shall make on a timely basis all determinations necessary for the administration of the provisions of this Schedule B and, without limiting the generality of the foregoing, if the directors of Amalco consider that there are reasonable grounds for believing that a contravention of the individual share constraint has occurred or will occur, the directors shall make a determination with respect to the matter. Any directors’ determination that is not inconsistent with the Petro-Canada Public Participation Act and other applicable law shall be conclusive, final and binding except to the extent modified by any subsequent directors’ determination. Notwithstanding the foregoing, the directors of Amalco may delegate, in whole or in part:

(a)      their power to make a directors’ determination in respect of any particular matter to a committee of the board of directors; and

(b)      any of their other powers under this Schedule B in accordance with subsection 115(3) or paragraph 121(a) of the Canada Business Corporations Act.

10.2     The directors of Amalco shall make any directors’ determination contemplated by section 2:

(a)      after the relevant shareholder’s declarations have been requested and received by Amalco, only:

(i)        on a basis consistent with those shareholder’s declarations; or

(ii)       if the directors of Amalco are of the opinion that the shareholder’s declarations do not contain adequate or accurate information and they believe and have reasonable grounds for believing that they will not be provided with shareholder’s declarations that do contain adequate and accurate information; or

(b)    whether or not any shareholder’s declaration has been requested or received by Amalco, only if the directors of Amalco believe and have reasonable grounds for believing that they have sufficient information to make the directors’ determination, that the consequences of the directors’ determination would not be inequitable to those affected by it and that it would be impractical, under all the circumstances, to request or to await the receipt of any shareholder’s declaration.

10.3     In administering the provisions of this Schedule B, including, without limitation, in making any directors’ determination in accordance with subsection 10.2 or otherwise, the directors of Amalco may rely on any information on which the directors consider it reasonable to rely in the circumstances. Without limiting the generality of the foregoing, the directors of Amalco may rely upon any shareholder’s declaration, the securities register of Amalco, the knowledge of any director, officer or employee of Amalco or any advisor to Amalco and the opinion of counsel to Amalco.

10.4     In administering the provisions of this Schedule B, including, without limitation, in making any directors’ determination, the directors shall act honestly and in good faith. Provided that the directors of Amalco so act, they shall not be liable to Amalco and neither they nor Amalco shall be liable to any holder or beneficial owner of voting securities or any other person for, nor with respect to any matter arising from or related to, any act or omission to act in relation to this Schedule B. To the extent that, in accordance with subsection 10.1, any other person exercises the powers of the directors of Amalco under these provisions, this subsection 10.4 applies mutatis mutandis.

10.5     Any directors’ determination required or contemplated by this Schedule B shall be expressed and conclusively evidenced by a resolution duly adopted.

11.      Shareholder’s Declarations

11.1     For purposes of monitoring the compliance with and of enforcing the provisions of this Schedule B, the directors of Amalco may require that any registered holder or beneficial owner, or any other person of whom it is, in the circumstances, reasonable to make such request, file with Amalco or its registrar and transfer agent a completed shareholder’s declaration. The directors of Amalco shall determine from time to time written guidelines with respect to the nature of the shareholder’s declaration to be requested, the times at which shareholder’s declarations are to be requested and any other relevant matters relating to shareholder’s declarations.

11.2     A shareholder’s declaration shall be in the form from time to time determined by the directors of Amalco pursuant to subsection 11.1 and, without limiting the generality of the foregoing, may be required to be in the form of a simple declaration in writing or a statutory declaration under the Canada Evidence Act. Without limiting the generality of its contents, any shareholder’s declaration may be required to contain information with respect to:

(a)      whether the person is the beneficial owner of or controls particular voting securities or whether any other person is the beneficial owner of or controls those voting securities; and

(b)      whether the person is an associate of any other person, including whether the person and any other person act, or are parties to an agreement or an arrangement, a purpose of which is to require them to act, in concert with respect to their interests, direct or indirect, in Amalco.

SCHEDULE C TO PLAN OF ARRANGEMENT

OTHER RESTRICTIONS

1. INTERPRETATION

1.1 In this Schedule C, all terms that are not defined have the meanings attributed to those terms in the Petro-Canada Public Participation Act.

2. HEAD OFFICE

2.1 The head office of Amalco shall be situated in Calgary, Alberta.

3. RESTRICTION ON SALE OF ASSETS

3.1     Amalco shall not sell, transfer or otherwise dispose of, whether by one transaction or event or several related transactions or events, all or substantially all of its assets to any one person or group of associated persons or to non-residents, otherwise than by way of security only in connection with the financing of Amalco.

4. USE OF OFFICIAL LANGUAGES BY THE PUBLIC

4.1 Amalco shall ensure that any member of the public can, in either official language, communicate with and obtain available services from:

(a) the head office of Amalco; and

(b)

any of the other offices or facilities of Amalco and any office or facility of any of the wholly-owned subsidiaries of Amalco, where Amalco determines that there is significant demand for communications with and services from that office or facility in the language.

4.2 Amalco shall adopt from time to time policies describing the manner in which Amalco will fulfill the requirements of section 4.1.

I hereby certify this to be a true copy of
the original	order
Dated this	5 day of June/07

for Clerk of the Court

Action No. 0901-06284

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING SUNCOR ENERGY INC., PETRO-CANADA, CERTAIN SUBSIDIARIES OF SUNCOR ENERGY INC. AND PETRO-CANADA, THE SHAREHOLDERS OF SUNCOR ENERGY INC. AND THE SHAREHOLDERS OF PETRO-CANADA

BEFORE THE HONOURABLE MADAM	)	AT THE COURT HOUSE AT CALGARY,
JUSTICE B.E.C. ROMAINE	)	ALBERTA, ON FRIDAY, THE 5TH DAY OF JUNE,
	)	2009

FINAL ORDER

UPON the Joint Petition (the “Petition”) of Suncor Energy Inc. (“Suncor”) and Petro-Canada (collectively, the “Petitioners”) for an Order approving a proposed arrangement involving, among others, Suncor and Petro-Canada (the “Arrangement”) under section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C 44, as amended (the “CBCA”);

AND UPON reading the Petition and the Affidavits of J. Kenneth Alley, the Senior Vice President and Chief Financial Officer of Suncor, sworn April 28, 2009 and June 4, 2009, and the Affidavits of Ernest F.H. Roberts, the Executive Vice-President and Chief Financial Officer of Petro-Canada, sworn April 29, 2009 and June 4, 2009;

AND UPON hearing counsel for Suncor and counsel for Petro-Canada;

AND UPON being advised that the Director appointed under the CBCA (the “Director”) has been served with notice of this application as required by subsection 192(5) of the CBCA and that the Director does not intend to appear at this application;

AND UPON IT APPEARING that an annual general and special meeting (the “Suncor Meeting”) of holders of common shares of Suncor (the “Suncor Shareholders”) was called and conducted in accordance with the Interim Order of this Honourable Court dated April 29, 2009 (the “Interim Order”), that the required quorum was present at the Suncor Meeting, and that the Suncor Shareholders approved the Arrangement in the manner and by the requisite majority provided for in the Interim Order;

AND UPON IT APPEARING that an annual general and special meeting (the “Petro-Canada Meeting”) of holders of common shares of Petro-Canada (the “Petro-Canada Shareholders”) was called and conducted in accordance with the Interim Order, that the required quorum was present at the Petro-Canada Meeting, and that the Petro-Canada Shareholders approved the Arrangement in the manner and by the requisite majority provided for in the Interim Order;

AND UPON IT APPEARING that it is not practicable to effect the transactions contemplated by the Arrangement under any other provision of the CBCA;

AND UPON BEING SATISFIED based upon the evidence presented that the terms and conditions of the Arrangement and the procedures relating thereto are fair and reasonable to the Suncor Shareholders and the Petro-Canada Shareholders and that the Arrangement ought to be approved;

AND UPON BEING ADVISED that the approval of the Arrangement by this Court will constitute the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to section 3(a)(10) thereof, with respect to the shares of the amalgamated corporation to be named Suncor Energy Inc. to be issued under the Arrangement.

IT IS HEREBY ORDERED, DECLARED, AND DIRECTED THAT:

1.             The Plan of Arrangement proposed by the Petitioners in the form attached as Schedule 1.1 (a) to the Arrangement Agreement made as of March 22, 2009 between Suncor and Petro-Canada, in the form as it appears in Appendix “C” to the Joint Information Circular and Proxy Statement of Suncor and Petro-Canada dated April 29, 2009 is hereby approved by this Honourable Court under section 192 of the CBCA and will, upon the filing of the Articles of Arrangement under the CBCA and the issuance of a certificate of arrangement by the Director, become effective in accordance with its terms and be binding on each of the Petitioners and all other persons.

2.             The terms and conditions of the Arrangement, and the procedures relating thereto, are fair and reasonable, substantively and procedurally, to the Suncor Shareholders and the Petro-Canada Shareholders.

3.             The Articles of Arrangement with respect to the Arrangement shall be filed pursuant to section 192 of the CBCA on such date as Suncor and Petro-Canada determine.

4.             The service of notice of this application, the notices in respect of the Suncor Meeting and of the Petro-Canada Meeting, and of the Interim Order is hereby deemed good and sufficient.

5.             Service of this Order shall be made on all such persons who appeared at this application, either by counsel or in person, and upon the Director.

J.C.Q.B.A.

ENTERED at Calgary, Alberta,
June 5, 2009.

/s/ V.A. BRANDT
CLERK OF THE COURT

Action No. 0901-06284

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING SUNCOR ENERGY INC., PETRO-CANADA, CERTAIN SUBSIDIARIES OF SUNCOR ENERGY INC. AND PETRO-CANADA, THE SHAREHOLDERS OF SUNCOR ENERGY INC. AND THE SHAREHOLDERS OF PETRO-CANADA

FINAL ORDER

Blake, Cassels & Graydon LLP
Barristers & Solicitors
3500, 855 Second Street SW
Calgary, Alberta
T2P 4J8

Attention: A. Webster Macdonald Jr., Q.C. or David Tupper
Telephone: (403) 260-9600
Fax: (403) 260-9700
File No. 83862/17

Macleod Dixon LLP 3700, 400 – 3rd Avenue S.W. Calgary, Alberta T2P 4H2 Attention: John J. Marshall, Q.C. or Roger F. Smith Telephone: (403) 267-8222 Fax: (403) 264-5973 File No. 263024